Exhibit 99.1

Fox Factory Holding Corp. Announces Promotion of Scott Humphrey to Chief Financial Officer

Appoints Strategic Financial Executive to Support Long-term Growth

BRASELTON, Georgia –August 5, 2020 -- Fox Factory Holding Corp. (Nasdaq: FOXF) ("FOX" or the “Company”) announced today that veteran strategic and financial executive Scott Humphrey was promoted to the role of Chief Financial Officer (“CFO”) effective August 4, 2020. Mr. Humphrey will succeed interim CFO, John Blocher, who will reassume the role Senior Vice-President of Finance.
“We are excited to promote Scott to the role of CFO. After a thorough executive search, we believe Scott has the skills and experiences necessary to support FOX’s long-term growth. Scott has the financial and strategic acumen we will need to further build our organizational systems and capabilities,” commented Mike Dennison, Chief Executive Officer. “On behalf of the entire team at FOX, I would also like to thank John for all his contributions as our interim CFO, including his tireless work during this past year and his eight years at the Company.”
Mr. Humphrey, previously FOX’s Senior Vice-President of Finance, has over 20 years of experience in finance and operations management and provides the Company with a depth of experience in equity and debt financing, budgeting and forecasting, and execution of mergers and acquisitions. Prior to joining FOX, Mr. Humphrey was the interim Chief Financial Officer of Hibbett Sports, Inc. and he served as Chief Financial Officer of Ciner Resources LP.
About Fox Factory Holding Corp. (Nasdaq: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle original equipment manufacturers (“OEMs”). Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

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Katie Turner
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